UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 6, 2011

BALLY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31558	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2011 (the “Effective Date”), Bally Technologies, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with Mr. Derik Mooberry, the Company’s Senior Vice President, Products and Operations.  Pursuant to the Agreement, Mr. Mooberry’s duties generally include oversight and management of the Company’s product development and product marketing as well as any other activities that the Company may deem appropriate or as the Chief Operating Officer may assign.  Pursuant to the Agreement, Mr. Mooberry will receive a salary of $231,750 and will be entitled to participate in the Company’s Senior Management Incentive Program.  Mr. Mooberry will also continue to participate in the established Revenue and Operating Income base incentive programs currently in place.

Mr. Mooberry also received equity grants on the Effective Date of 4,000 stock options and 4,000 shares of restricted stock under the Agreement, each vesting in four equal installments on the first, second, third and fourth anniversaries of the Effective Date, subject to Mr. Mooberry’s continued employment with the Company.  The awards are subject to the terms of the Company’s 2010 Long Term Incentive Plan.  If Mr. Mooberry is terminated without “Cause,” as defined in the Agreement, Mr. Mooberry would continue to receive his then current salary for a period of one-year following termination.  Any such payments would however be offset by any income earned by Mr. Mooberry from other employment during the one-year period.  The Company’s obligation to pay any salary continuation is conditioned upon Mr. Mooberry’s execution of a release of claims and continued compliance with the restrictive covenants set forth in the Agreement.

The Agreement includes customary non-compete, non-solicitation, confidentiality and non-disparagement covenants as well as an intellectual property assignment by Mr. Mooberry.  The foregoing summary is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)                       Exhibits

10.1                 Employment Agreement by and between Bally Technologies, Inc. and Derik Mooberry, dated December 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: December 12, 2011